Exhibit 10.14

CALL OPTION AND COOPERATION AGREEMENT

Regarding

Shanghai Muliang Industrial Corp.

among

Lirong Wang & Zhongfang Wang

and

Shanghai Mufeng Investment Consulting Corp.

and

Shanghai Muliang Industrial Corp.

February 10, 2016

Call Option and Cooperation Agreement

This Call Option and Cooperation Agreement (the “Agreement”) is entered into in Shanghai, the People’s Republic of China (the “PRC”) as of this February 10, 2016 by and between the following parties:

I. Lirong Wang, a PRC citizen with ID Card number [310228197206153013] owns 95% shares of Shanghai Muliang Industrial Corp.;

Zhongfang Wang, a PRC citizen with ID Card number [310228194611043017] owns 5% shares of Shanghai Muliang Industrial Corp.;

(hereinafter referred to as the “Existing Shareholders”)

II.	Shanghai Mufeng Investment Consulting Corp. (hereinafter referred to as “WFOE”)

Registered address:      中国（上海）自由贸易试验区富特北路 379 号二层 203 室; and

III.	Shanghai Muliang Industrial Corp. (hereinafter referred to as “SMI”)

Registered address:      上海市金山区枫泾镇一号桥北堍 2 号 14 号厅 18 室.

(In this Agreement, the above-mentioned parties are collectively referred to as the “Parties” and individually as a “Party”)

Whereas:

I. The Existing Shareholders are the enrolled shareholders of SMI and lawfully holds all equities of SMI.

II. WFOE is a limited liability company duly incorporated and validly existing in PRC, and it is an important partner of SMI providing technical support, consultancy and other relevant service for it.

III. The Existing Shareholders agree to exclusively grant the WFOE with an irrevocable call option (the “Call Option”), pursuant to which and to the extent permitted by PRC laws, the Existing Shareholders shall, at the request of WFOE, transfer the Option Equity (as defined below) to WFOE and/or any other entity or individual designated by WFOE in accordance with this Agreement.

IV. SMI agrees that the Existing Shareholders may grant to WFOE the Call Option in accordance with this Agreement.

V. WFOE agrees to cooperate with the Existing Shareholders and SMI according to this Agreement.

THEREFORE, the Parties have reached the following agreement upon mutual consultation:

Section 1. Definition

1.1 Unless otherwise required by the context, the following terms in this Agreement shall have the following meanings:

“PRC Law” means the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China then in effect.

“Option Equity” shall mean, in respect of the Existing Shareholders, all their equity shares in the registered capital of SMI, which is 100% of the registered capital of SMI.

“Transferred Equity” shall mean the equity of SMI which the WFOE has the right to require the Existing Shareholders to transfer to it or its designated entity or individual when the WFOE exercises its Call Option (the “Exercise of Option”) in accordance with Section 3.2 herein, and the amount thereof may be whole or part of the Option Equity and the specific amount thereof may be determined by the WFOE according to the PRC Laws then in effect and the its own business condition.

“Transferring Price” shall mean all consideration to be paid by the WFOE or its designated entity or individual to the Existing Shareholders in order to obtain the Transferred Equity upon each Exercise of Option.

“SMI Assets” shall mean all tangible or intangible assets which SMI owns or has the right to use during the term of this Agreement, including but not limited to any immovable or moveable assets, and trademarks, copyrights, patents, know-how, domain names, software use right and other such intellectual properties.

“Material Agreements” means those agreements signed by SMI as a party thereto, and having material influence on the business or assets of SMI (including but not limited to the Exclusive Technical Support and Service Agreement and other agreements in relation to SMI’s business).

1.2 Reference to any PRC Law herein shall be construed as including references to:

(i) the revise, amendment, supplement and reenactment of such law, irrespective of whether they come into force prior or after the formation of this Agreement; and

(ii) other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3 Unless otherwise stated in the context herein, references to any clause, item or paragraph shall refer to the relevant part of this Agreement.

Section 2. Grant of Call Option

2.1 The Existing Shareholders hereby agree to irrevocably and unconditionally grant the WFOE an exclusive call option, pursuant to which the WFOE shall be entitled (to the extent permitted by PRC laws) to request the Existing Shareholders to transfer the Option Equity to the WFOE and/or its designated entity or individual in accordance with the terms and conditions hereunder. WFOE also agrees to accept such Call Option.

2.2 SMI hereby agrees that the Existing Shareholders may grant WFOE with such Call Option in accordance with Section 2.1 and other provisions of this Agreement

Section 3- Method for Exercise of Option

3.1 To the extent permitted by PRC Law, WFOE shall have the absolute discretion on determining the specific time, method and times of its Exercise of Option.

3.2 If the PRC Law then in effect permits the WFOE and/or other entity or individual designated by it to hold all equities of SMI, the WFOE shall have the right to exercise all of its Call Option by a single Exercise of Option, and the WFOE and/or its designated entity or individual will accept all Option Equity from the Existing Shareholders on a one-time basis. If the PRC Law then in effect only permits the WFOE and/or other entity or individual designated by it to hold part of SMI’s equities, the WFOE shall have the right to determine the amount of Transferred Equity within the upper limit of shareholding ratio set out by the PRC Law (the “Shareholder Limit”), and the WFOE and/or its designated entity or individual will accept such amount of the Transferred Equity from the Existing Shareholders. In the latter case, the WFOE shall be entitled to exercise its Call Option at multiple times in line with the gradual raise by the PRC Law in the Shareholding Limit, so as to eventually obtain all Option Equity.

3.3 At each Exercise of Option, the WFOE shall have the right to determine the amount of Transferred Equity to be transferred by the Existing Shareholders to the WFOE and/or any other entity or individual designated by it in such Exercise of Option, and the Existing Shareholders shall transfer the such amount of Transferred Equity as required by the WFOE to the WFOE and/or its designated entity or individual. WFOE and/or its designated entity or individual shall pay Transferring Price to the Existing Shareholders in respect of the Transferred Option accepted by it in each Exercise of Option.

3.4 In each Exercise of Option, the WFOE may accept the Transferred Option by itself, or designate any third party to accept all or part of the Transferred Equity.

3.5 After the WFOE has made its decision on each Exercise of Option, it shall serve a notice to the Existing Shareholders stating its intention of exercising Call Option (the “Exercise Notice”, the form of which is set out in Appendix 2 hereto). The Existing Shareholders shall, upon receipt of the Exercise Notice, forthwith transfer the Transferred Equity in accordance with the Exercise Notice to the WFOE and/or its designated entity or individual in such method as specified in Section 3.3 herein.

3.6 The Existing Shareholders undertakes and guarantees that, once the WFOE issued the Exercise Notice, it shall:

(i) immediately enter into an equity transfer agreement with the WFOE and/or other entity or individual designated by WFOE for transfer of all the Transferred Equity to the WFOE and/or such designated entity or individual;

(ii) offer necessary support to the WFOE (including providing and signing all relevant legal documents, processing all formalities for governmental approval and/or registration, and bearing all relevant obligations) in accordance with the requirements of laws and regulations, so as to enable the WFOE and/or its designated entity or individual to obtain all Transferred Equity free from any legal defect; and

(iii) immediately take all necessary actions (including but not limited to, delivering the official seal, business license, books of accounts and originals of other certificates and licenses of SMI to the WFOE and/or its designated entity or individual) to enable the WFOE and/or its designated entity or individual to obtain the actual control over SMI.

3.7 At the same time of executing this Agreement, the Existing Shareholders shall sign a power of attorney (the form of which is set out in Appendix 2 hereto, hereinafter referred to as the “Power of Attorney”) to authorize any person appointed by the WFOE to sign on behalf of the Existing Shareholders any and all legal documents, so as to ensure that the WFOE and/or its designated entity or individual may obtain all Transferred Equity free from any legal defect. Such Power of Attorney shall be delivered to and kept by the WFOE, and, if necessary, the WFOE may request the Existing Shareholders to execute multiple copies of the Power of Attorney at any time and submit such Power of Attorney to relevant governmental authorities.

Section 4. Transferring Price

At each Exercise of Option by the WFOE, all the Transferring Price to be paid by the WFOE or its designated entity or individual to the Existing Shareholders shall be the amount of the net assets value of SMI in correspondent to the Transferred Equity as of the date of transfer (the “Correspondent Amount”). If the PRC Law provides any compulsory requirements on the Transferring Price then, which causes that the Transferring Price must be higher than the Correspondent Amount mentioned in the preceding sentence, the WFOE and/or its designated entity or individual shall be entitled, according to PRC Laws, to choose the lowest price permitted by the PRC Laws as the Transferring Price. Subject to all applicable laws and regulations, differences (if any) between the Transferring Price and the Correspondent Amount shall be given to SMI.

Section 5- Representations and Warranties

5.1 The Existing Shareholders hereby represent and warrant as follows, and such representations and warranties shall be continually effective as if made at the time of transferring the Transferred Equity:

5.1.1 The Existing Shareholders are PRC citizen with full capacity. The Existing Shareholders have full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a litigant party.

5.1.2 The Existing Shareholders have full power and authorization to execute and deliver this Agreement as well as other documents relating to the transaction contemplated hereunder and to be executed by him.

5.1.3 This Agreement is duly executed and delivered by the Existing Shareholders and constitutes legal and binding obligations on the part of the Existing Shareholders. It is enforceable against him in accordance with its terms and conditions.

5.1.4 When this Agreement comes into force, the Existing Shareholders are the lawful owner of the Option Equity, and the Option Equity is free of any lien, pledge, claim and other encumbrance or third-party rights other than those rights created by this Agreement, the Equity Pledge Agreement and the Exclusive Technical Consulting and Service Agreement between the Existing Shareholders and the WFOE. Pursuant to this Agreement, the WFOE and/or its designated entity or individual may, upon Exercise of Option, obtain the proper title to the Transferred Equity free from any lien, pledge, claim and other encumbrances or third party rights.

5.2 SMI hereby represents and warrant as follows:

5.2.1 SMI is a limited liability company duly incorporated and validly existing under the PRC Law and has an independent status as a legal person. SMI has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a litigant party.

5.2.2 SMI has the full power and authorization to execute and deliver this Agreement as well as other documents to be signed by it in relation to the transaction contemplated herein, and it has full power and authorization to complete the transaction hereunder.

5.2.3 This Agreement is duly executed and delivered by SMI and constitutes legal and binding obligations on it.

5.2.4 The Existing Shareholders are the only enrolled lawful shareholders of SMI as of the effective date hereof. Pursuant to this Agreement, the WFOE and/or its designated entity or individual may, upon Exercise of Option, obtain the proper title to the Transferred Equity free from any lien, pledge, claim and other encumbrances or third-party rights.

Section 6. Undertakings by the Existing Shareholders

The Existing Shareholders hereby undertake as follows:

6.1 Within the term of this Agreement, the Existing Shareholders shall not (unless and until it has informed the WFOE thereof and obtained the prior written consent from WFOE, or it is subject to a compulsory requirement provided by law):

6.1.1 transfer or otherwise dispose of any Option Equity or create any encumbrance or other third-party rights on any Option Equity;

6.1.2 increase or decrease the registered capital of SMI;

6.1.3 declare the distribution of or actually distribute any distributable profits, dividends or bonus shares;

6.1.4 agree or causes the merger or division of SMI;

6.1.5 directly or indirectly hold any equity in, or become the director or employee of, or provide any services (save for services in the ordinary business course of SMI) for entities engaging in any business that is similar to or competing with SMI;

6.1.6 cause SMI to be terminated, liquidated or dissolved; and

6.1.7 amend the articles of association of SMI.

6.2 Within the term of this Agreement, the Existing Shareholders must ensure that SMI is in compliance with its undertakings specified in Section 7.1 below.

6.3 During the term of this Agreement, the Existing Shareholders shall make his best efforts to develop SMI’s business and ensure that the business operation of SMI is legal and consistent to the regulations. The Existing Shareholders shall not engage in any actions or inactions which may (i) harm SMI Assets or reputation of SMI, or (ii) affect the validity of those certificates, licenses or qualifications necessary for SMI’s various businesses. When the Existing Shareholders cease to be shareholders of SMI, it shall cause its successor to accept in writing the rights and obligations hereunder with equal validity.

Section 7- Undertakings by SMI

7.1 SMI hereby undertakes that, within the term of this Agreement, it shall not (unless it has obtained the prior written consent of WFOE or is subject to any compulsory provisions of laws):

7.1.1 dispose of any SMI Assets (other than in the ordinary business course);

7.1.2 dispose of in any way its operation rights and/or profit-sharing rights in connection with any of its business other than in the ordinary course of business;

7.1.3 terminate any Material Agreements signed by it or enter into any other agreements in conflict with the existing Material Agreements;

7.1.4 lend or borrow any loan, or provide any guarantee or any other forms of security, or bear any substantial obligations other than in the ordinary business activity;

7.1.5 purchase or invest in any entity;

7.1.6 deposit or permit any capitals of SMI to be deposited in the account of any other entities or individuals (save for the temporary situation arising out of the ordinary business course); and

7.1.7 incur any liabilities or contracts with an amount exceeding RMB500,000 (other than in the ordinary business course).

7.2 If any consent, permission, waiver or authorization by any third party, or any governmental approval, license, exemption or filing procedures with any governmental agency (if required by laws) are required by the execution and performance of this Agreement as well as the grant of Call Option hereunder, SMI shall make its best efforts to fulfill above conditions.

7.3 Without the prior written consent of the WFOE, SMI shall not assist or permit the Existing Shareholders to transfer or otherwise dispose of any Option Equity, or create any encumbrance or other third-party rights on any Option Equity.

7.4 SMI shall not conduct or permit any behavior or activity that may adversely affect the interest of WFOE under this Agreement.

Section 8. Undertakings by WFOE

With respect to any losses or capital requirements of SMI that may occur in its ordinary operation or business development courses, WFOE undertakes that, notwithstanding the provisions in other agreements entered into between WFOE and SMI, it shall offer necessary support to SMI to the extent permitted by law; provided that the Existing Shareholders and SMI shall respectively perform their obligations and undertakings hereunder, and the representations and warranties made by them hereunder shall remain true and effective.

Section 9. Obligation of Confidentiality

9.1 Notwithstanding the termination of this Agreement, the Existing Shareholders shall be obliged to keep the following information in confidential:

(i) the execution, performance and the contents of this Agreement;

(ii) trade secret, proprietary information and customer information in relation to the WFOE known to or received by it as a result of execution and performance of this Agreement; and

(iii) trade secret, proprietary information and customer information in relation to SMI known to or received by it as SMI’s shareholders (collectively referred to as the “Confidential Information”).

The Existing Shareholders may use such Confidential information only for the purpose of this Agreement. Without the written consent of the WFOE, the Existing Shareholders shall not disclose above Confidential Information to any third party, otherwise it shall be liable for breach of the agreement and compensate for relevant losses.

9.2 Upon termination of this Agreement, the Existing Shareholders shall, at request of the WFOE, return, destroy or otherwise dispose of all documents, materials or software containing the Confidential Information, and stop using such Confidential Information.

9.3 Notwithstanding any other provisions herein, this Section shall not be affected by the suspension or termination of this Agreement.

Section 10 – Term of Agreement

This Agreement shall come into force upon formal signatures of the Parties, and shall be valid until all Option Equity has been transferred to the WFOE and/or its designated entity or individual in accordance with this Agreement.

Section 11 – Notice

11.1 Any notice, request, requirement or other communications hereunder shall be made in writing and delivered to the relevant receiving Party.

11.2 Above notices or other communications shall be deemed to have been given when (i) it is sent out if sent by facsimile or email, or (ii) when it is delivered if deliver by person, or (iii) five (5) days following post if posted by mail.

Sectioin 12 – Liability for Breach of Contract

12.1 The Parties agree and acknowledge that, if either Party (the “Defaulting Party”) substantially breaches any terms hereunder, or substantially fails to perform any of the obligations hereunder, it shall constitute a default under this Agreement (the “Default”). The non-defaulting Party shall have the right to require the Defaulting Party to make corrections or remedies within a reasonable period. If the Defaulting Party fails to make correction or remedy within ten (10) days following receipt of the written notice from the non-defaulting Party, the non-defaulting shall have the right to (at its/his own discretion):

(i) terminate this Agreement, and to request the Defaulting Party to make full compensation for losses and damages; or

(ii) enforce the Defaulting Party to perform its/his obligations hereunder, and to request the Defaulting Party to compensate for all losses and damages.

12.2 The Parties agree and acknowledge that, in any circumstances, the Existing Shareholders and SMI shall not request the termination of this Agreement for any reason.

12.3 The rights and remedies provided herein are accumulative and shall not preclude any other rights or remedies under the laws.

12.4 Notwithstanding any other provision of this Agreement, the validity of this Section shall not be affected by the suspension or termination of this Agreement.

Section 13 – Miscellaneous

13.1 This Agreement is prepared in Chinese and shall be executed in three (3) originals. Each Party hereto shall hold one (1) original hereof.

13.2 This Agreement shall be governed by and construed in accordance with the PRC Laws.

13.3 Any dispute arising out of or in connection with this Agreement shall be settled by the Parties through friendly consultation. If no agreement has been reached within thirty (30) days following the occurrence of such dispute, it shall be submitted to the competent court for resolution.

13.4 Any right, power or remedy granted to any Party under any provisions herein shall not preclude any other rights, powers or remedies that a Party may be entitled to in accordance with laws or other provisions hereof. A Party’s exercise of its rights, powers or remedies shall not preclude it from exercising other rights, powers or remedies granted to such Party.

13.5 Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (the “Party’s Rights”) shall not be deemed as a waiver thereof, and any single or partial exercise of the Party’s Rights shall not preclude (i) such Party’s further exercise of such rights and (ii) exercise of other Party’s Rights.

13.6 The headings of this Agreement are for easy reference only and shall not be used for or affect the interpretation hereof in any circumstances.

13.7 Each provision hereunder shall be severable and independent from each other, and, if any provision(s) hereunder has been held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provision shall not be affected thereby.

13.8 Upon execution, this Agreement shall supersede any other legal documents previously executed by the Parties in respect of the same subject. Any amendment or supplement to this Agreement shall be made in writing, and no amendment or supplement to this Agreement shall be effective without being duly signed by the Parties

13.9 Without the prior written consent of the WFOE, neither the Existing Shareholders nor SMI may transfer its rights and/or obligations hereunder to any third party. WFOE shall have the right to transfer its rights and/or obligations to any of its designated third party upon notice to the Existing Shareholders and SMI.

13.10 This Agreement shall be binding upon the lawful successor of each Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the following Parties have caused this Equity Pledge Agreement to be executed as of the date and in the place first written above.

EXISTING SHAREHOLDERS:

Signed by :
Name:	Lirong Wang

Signed by :
Name:	Zhongfang Wang

Shanghai Mufeng Investment Consulting Corp.

Authorized Representative :
Name:	Lirong Wang
Title:	President

Shanghai Muliang Industrial Corp.

Authorized Representative :
Name:	Lirong Wang
Title:	President

Appendix 1

Basic Information of SMI

Company name	:	Shanghai Muliang Indrustrial Corp.
Registered address	:	上海市金山区枫泾镇一号桥北堍 2 号 14 号厅 18 室
Registered capital	:	RMB50,000,000
Equity structure	:

Name of Shareholders	Capital Contribution	Equity Share
Lirong Wang	47,500,000	95%
Zhongfang Wang	2,500,000	5%

Fiscal year	:	from January 1 to December 31 (calendar date)

Appendix 2

Option Exercise Notice

To: Lirong Wang and Zhongfang Wang

Given that we have entered into the Call Option and Cooperation Agreement with you and Shanghai Muliang Industrial Corp. (“SMI”), as of this February 10, 2016 (the “Option Agreement”) and reached an agreement that, to the extent permitted by PRC laws and regulations, you shall transfer your equity interest in SMI to our company or any third party designated by us based on our demand.

Therefore, we hereby notify you as follows:

We hereby request to exercise the Call Option under the Option Agreement, and we/Shanghai Mufeng Investment Consulting Corp. designated by us will accept 100% equity interest held by you in SMI (the “Proposed Equity”). Upon receipt of this Notice, please immediately transfer all the Proposed Equity to us/ Shanghai Mufeng Investment Consulting Corp. designated by us in accordance with the agreed terms in the Option Agreement.

Best regards,

Shanghai Mufeng Investment Consulting Corp.

Authorized Representative:

Date:	February 10, 2016

Appendix 3

Power of Attorney

I, Lirong Wang, with ID Card number: [310228197206153013],owns 95% shares of Shanghai Muliang Industrial Corp. hereby irrevocably appoints any person designated by Shanghai Mufeng Investment Consulting Corp. as my authorized representative to sign on my behalf all legal documents necessary for or in connection with enabling Shanghai Mufeng Investment Consulting Corp. to exercise its rights under the Call Option and Cooperation Agreement entered into by and between it, Shanghai Muliang Industrial Corp and myself.

Signature:
Date:	February 10, 2016

Power of Attorney

I, Zhongfang Wang, with ID Card number: [310228194611043017],owns 5% shares of Shanghai Muliang Industrial Corp. hereby irrevocably appoints any person designated by Shanghai Mufeng Investment Consulting Corp. as my authorized representative to sign on my behalf all legal documents necessary for or in connection with enabling Shanghai Mufeng Investment Consulting Corp. to exercise its rights under the Call Option and Cooperation Agreement entered into by and between it, Shanghai Muliang Industrial Corp and myself.

Signature:
Date:	February 10, 2016